                                                                      EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                     (In thousands, except per share data)



                                               Quarter Ended                    Nine Months Ended
                                          ------------------------          --------------------------
                                          June 30,         July 2,          June 30,           July 2,
                                            1996            1995              1996              1995
                                          --------        --------          --------           -------
PRIMARY NET INCOME PER SHARE (a)(b)
Weighted average common shares
outstanding                                 87,688          75,846            86,240            73,292
Common equivalent shares                     8,925           7,734             8,757             7,360
                                           -------         -------          --------           -------
Shares used in per share
calculations                                96,613          83,580            94,997            80,652
                                           =======         =======          ========           =======
Net income                                 $63,298         $24,862          $156,548           $31,733
                                           =======         =======          ========           =======
Net income per share                       $  0.66         $  0.30          $   1.65           $  0.39
                                           =======         =======          ========           =======

FULLY DILUTED NET INCOME PER SHARE (a)(b)
Weighted average common shares
outstanding                                 87,688          75,846            86,240            73,292
Common equivalent shares                     9,006           8,354             9,592             8,719
                                           -------         -------          --------           -------
Shares used in per share
calculations                                96,694          84,200            95,832            82,011
                                           =======         =======          ========           =======
Net income                                 $63,298         $24,862          $156,548           $31,733
                                           =======         =======          ========           =======
Net income per share                       $  0.65         $  0.30          $   1.63           $  0.39
                                           =======         =======          ========           =======

- ---------------------
(a) For the quarter and nine months ended June 30, 1996, the treasury stock method was used for the computations of primary and fully diluted net income per share. For the corresponding prior year periods, the modified treasury stock method was used.

(b) On April 12, 1996, the Company announced a two-for-one split of its common stock in the form of an 100% stock dividend. Stockholders of record as of the close of business on April 25, 1996 received one additional share for each share held. The additional shares were distributed to stockholders on May 10, 1996. As required by generally accepted accounting principles, the computations and presentation of net income per share are based upon the new number of shares outstanding.

                                       16